                                                                    EXHIBIT 4.1

                                    AMENDMENT
                                       TO
                                   UROCOR, INC.
                  1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                ADOPTED BY THE BOARD OF DIRECTORS APRIL 14, 1999
                                       AND
                        BY THE STOCKHOLDERS JUNE 14, 1999


1. Paragraph 3 of the UroCor, Inc. 1997 Non-Employee Director Stock Option Plan is hereby deleted in its entirety and replaced by the following:

     3. OPTION SHARES. The stock subject to the Options and other provisions of the Plan shall be shares of the Company's Common Stock, $.01 par value per share (or such other par value as may be designated by act of the Company's stockholder's, the "Common Stock"). The total amount of shares of Common Stock with respect to which Options may be granted shall not exceed 200,000 shares in the aggregate; PROVIDED, that the class and aggregate number of shares that may be subject to the options granted hereunder shall be subject to adjustment in accordance with the provisions of Section 12 of this Plan. Such shares may be treasury shares or authorized but unissued shares.

           If any outstanding Option for any reason shall expire or terminate by reason of the death of the Optionee or the fact that the optionee ceases to be a director, the surrender of any such Option, or any other cause, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to an Option under this Plan.

     2. Except as expressly amended by this Amendment, the UroCor, Inc. 1997 Non-Employee Director Stock Option Plan shall continue in full force and effect in accordance with its terms.





                                   UROCOR, INC.


                                   By: /s/ BRUCE C. HAYDEN
                                      ------------------------------------------
                                      Name: Bruce C. Hayden
                                      Title: Senior Vice President, Chief
                                      Financial Officer, Secretary and Treasurer